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                                                                      EXHIBIT 99
                                                                 AUGUST 20, 2004

                              FOR IMMEDIATE RELEASE

                                               Press Contact: Douglas C. Sandvig
                                           Treasurer and Chief Financial Officer
                                                     Smithway Motor Xpress Corp.
                                                                  (515) 576-7418

                       SMITHWAY MOTOR XPRESS CORP. ELECTS
                DR. LABH S. HIRA, DEAN OF IOWA STATE'S COLLEGE OF
                         BUSINESS, TO BOARD OF DIRECTORS

FORT DODGE, IOWA, Aug. 20/PR Newswire-First Call/--Smithway Motor Xpress Corp. (NASDAQ - SMALL:SMXC) announced today the election of Dr. Labh S. Hira to its Board of Directors. Dr. Hira was also appointed to the Board's Audit Committee and Compensation Committee.

Dr. Hira is the dean of the College of Business at Iowa State University, and he specializes in the taxation of retirement and insurance products with financing accounting being his teaching focus. He has a Ph.D. in Agricultural Economics from the University of Missouri - Columbia.

"Labh brings his depth of knowledge and a fresh perspective to the Board. We are delighted to have attracted such an experienced and talented individual," said
G. Larry Owens, President and Chief Executive Officer of Smithway.

Dr. Hira comments, "I'm pleased to have been selected by Smithway Motor Xpress Corp. to this capacity. I look forward to working with the board and the management team. This is a great opportunity for me to gain valuable insight into real-world issues facing the corporate world."

Smithway is a truckload carrier that hauls diversified freight nationwide, concentrating primarily on the flatbed segment of the truckload market. Its Class A Common Stock is traded on the Nasdaq National Market under the symbol "SMXC."

/SOURCE:           Smithway Motor Xpress Corp.
                   (NASDAQ - SMALL: SMXC)

/CONTACT:          Press, G. Larry Owens, President and Chief Executive Officer
                   of Smithway Motor Xpress
                   Corp. (NASDAQ - SMALL: SMXC)
                   1-515-576-7418

/CO: Smithway Motor Xpress Corp. (NASDAQ - SMALL:  SMXC)